Exhibit 99.1

AmpliPhi Announces Appointment of New Board Member

RICHMOND, VA, US, LJUBLJANA, SLOVENIA and SYDNEY, AUSTRALIA, May 22, 2014 – AmpliPhi BioSciences Corporation (OTCBB: APHB), the global leader in the development of bacteriophage-based antibacterial therapies to treat drug resistant infections, announced today that Wendy Johnson has been appointed to its Board of Directors effective May 19, 2014. Ms. Johnson will stand for election to the Board along with AmpliPhi’s other Class 2 directors at the Company’s Annual Meeting on June 27, 2014.

Ms. Johnson brings a broad range of experience in the regulatory and pharmaceutical industry. Most recently Ms. Johnson was a venture partner at ProQuest Investments, a venture capital firm, and she served as CEO of Aires Pharmaceuticals, a ProQuest portfolio company which was recently acquired by Mast Therapeutics. Prior to joining ProQuest in 2005, Ms. Johnson held a number of senior corporate development positions at leading pharmaceutical companies including Salmedix, WomenFirst Healthcare and Prizm Pharmaceuticals. Prior to entering industry, Ms. Johnson served as Assistant Director with the Center for Devices and Radiological Health at the U.S. Food and Drug Administration.

Ms. Johnson holds a Master of Business Administration from Loyola University, a Masters of Science in clinical microbiology from the Hahnemann Medical School and a Bachelor of Science in microbiology from the University of Maryland.

“We are very pleased to have Wendy join our Board,” stated Phil Young, AmpliPhi President and Chief Executive Officer. “Her many years of industry experience will be a valuable addition to AmpliPhi as we to continue on our mission to be a leader in developing novel antibacterial treatments.”

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About AmpliPhi BioSciences

AmpliPhi BioSciences Corporation (OTCBB: APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. The Company's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE: XON), the U.S. Army and UK-based University of Leicester, to rapidly advance bacteriophage-based therapies. The Company is US-headquartered in Richmond, Virginia and has operations in Ljubljana, Slovenia and Sydney, Australia. For more information, visit www.ampliphibio.com.

About Bacteriophage

Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defence for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements

Statements in this press release regarding AmpliPhi’s bacteriophage product candidates and their ability to treat infection, including antibiotic resistant bacterial infections, are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made, including without limitation the risk that bacteriophage-based therapies may not be successfully developed, will require extensive and expensive pre-clinical and clinical testing, may not be safe or efficacious, and may not be approved for marketing by the United States Food and Drug Administration or any foreign regulatory agency. These risks and uncertainties also include the risks discussed in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Investor and Media Contact:

Baxter Phillips III

Vice President, Corporate Strategy and Business Development

+1.804.754.5442

bfp@ampliphibio.com